Exhibit 10.12
Employee Name: Jimmy Etheredge

ACCENTURE LLP
RETIREMENT AGREEMENT
(GENERAL RELEASE AND WAIVER OF CLAIMS)

July 26, 2023
Dear Jimmy:
As discussed, and as detailed further below, your employment will end on June 30, 2024 (“Retirement Date”); provided that you may accelerate the Retirement Date in your discretion with no less than 10 days’ advance written notice (and, in such event, the date of your exit shall be the Retirement Date for all purposes hereof). Through August 31, 2023, you will continue to serve as the CEO - North America. From that date through the Retirement Date, you will have the title of Advisor to the CEO - North America, and will assist the new CEO - North America on an as-needed basis, upon the request of the new CEO - North America, which assistance shall include transitioning your responsibilities, including client relationships (including those set forth on Exhibit A and such other clients as determined by the new CEO – North America) and the other obligations set forth on Exhibit A.
You will be paid your current salary through the Retirement Date, as well as any paid-time off due in accordance with Accenture’s policies. You also will continue to participate in Accenture’s generally-applicable medical and other employee benefit plans through the Retirement Date to the extent permitted by applicable plan terms.
You agree and acknowledge that you will not be eligible for Separation Benefits as provided in the Accenture LLP Leadership Separation Benefits Plan in connection with your retirement from Accenture. However, capitalized terms not defined herein have the meanings specified in such Plan.
In consideration of your continued employment through the Retirement Date and the other payments and benefits specified in this agreement (the “Agreement”), you have agreed to execute a general release and waiver of claims and have agreed to the other terms and conditions set forth in this Agreement. If you accept the terms and conditions set forth below and want to enter into a binding agreement with Accenture, you must sign and date this Agreement where indicated no later than twenty-one (21) days after the date you receive this Agreement. In addition, in order to receive the “Performance Bonus” described in this Agreement, you must, on or within twenty-one (21) days after your Retirement Date, sign and date the Supplemental General Release and Waiver of Claims attached hereto as Exhibit B (“Supplemental Release”). In both instances, the signed documents may be returned to Accenture by email to Ellyn Shook.
Please email or mail the signed agreement in its entirety.
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1.Retirement
Your employment will end on June 30, 2024 (“Retirement Date”); provided that you may accelerate the Retirement Date in your discretion with no less than 10 days’ advance written notice (and, in such event, the date of your exit shall be the Retirement Date for all purposes hereof). Through August 31, 2023, you will continue to serve as the CEO - North America. From that date through the Retirement Date, you will have the title of Advisor to the CEO - North America, and will assist the new CEO - North America on an as-needed basis, upon the request of the new CEO - North America, which assistance shall include transitioning your responsibilities, including client relationships (including those set forth on Exhibit A and such other clients as determined by the new CEO – North America) and the other obligations set forth on Exhibit A. After August 31, 2023, Accenture may choose to limit or remove your access to confidential and competitively sensitive information. Your continued employment through the Retirement Date (and associated compensation) constitutes consideration you would not otherwise be entitled to receive.
You will forfeit all benefits provided by this Agreement if you fail to: (i) conduct yourself at all times in compliance with Accenture’s policies and its Core Values; (ii) reasonably cooperate to transition your responsibilities as provided for herein; and/or (iii) characterize your departure, transition and your successor in a positive light. For the avoidance of doubt, in such event, your employment will terminate and you will not be eligible to receive any benefits under the Accenture LLP Leadership Separation Benefits Plan or any other severance plan, policy or arrangement.
In addition, following the Retirement Date, you shall be eligible for retiree medical benefits, subject to the terms of the applicable retiree medical arrangement as in effect from time to time.
2.Additional Benefits
In consideration of your acceptance of all of the terms and conditions of this Agreement, in addition to the payments and benefits set forth in Section 1, you will receive the following payments and benefits, subject to your compliance with your obligations hereunder.
In addition to the payments and benefits specified below, you also acknowledge and agree that Accenture has agreed that your Retirement Date shall be June 30, 2024, and this also constitutes consideration you would not otherwise be entitled to receive.
Global Annual Bonus Program
For the fiscal year ending August 31, 2023 (“Fiscal 2023”), you will be entitled to receive a cash bonus as determined in the normal course based on Accenture and individual performance, and payable in 2023 when bonuses thereunder are paid to senior executives generally. You will not be eligible to participate in the Global Annual Bonus Program for the fiscal year ending August 31, 2024 (“Fiscal 2024”).
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Performance Equity Award Program
For Fiscal 2023, you will be entitled to receive an award under the Performance Equity Award Program that will be determined based on Accenture and individual performance, and which shall be paid in cash or equity, as determined by Accenture. You will not be eligible to participate in the Performance Equity Award Program for Fiscal 2024.
Continued Vesting of Equity Awards
Your outstanding equity awards specified in Exhibit C hereto shall continue to vest on a prorated basis through the Retirement Date in accordance with the applicable award agreements. The amounts are shown at “target” but will be paid on actual results according to the applicable grant agreements. For the avoidance of doubt, (i) you shall not be eligible to participate in any future Voluntary Equity Investment Program, (ii) all of your outstanding equity awards that have not vested as of the Retirement Date shall be forfeited as of the Retirement Date and you shall have no further rights with respect thereto, and (iii) you hold no outstanding equity awards in Accenture other than those set forth in Exhibit C.
Performance Bonus
If you successfully meet the client transition objectives specified in Exhibit A, comply with all of your obligations under this Agreement, and sign, date and return the Supplemental Release attached hereto as Exhibit B on or within twenty-one (21) days after your Retirement Date, Accenture will pay you a cash performance bonus of $1,000,000 no later than forty-five (45) days after the Retirement Date.

Tax Withholdings; Death
All payments hereunder shall be less applicable withholdings. If you die prior to the Retirement Date, other than with regard to Accenture’s generally-applicable medical and other employee benefit plans (which shall be treated as set forth in such plans) and equity award agreements (which shall be treated as set forth therein), you will be treated as having been employed through the Retirement Date. As a result, any unpaid base salary through the Retirement Date, Fiscal 2023 Global Annual Bonus, Performance Equity Award Program award for Fiscal 2023 performance and the performance bonus described above, will remain due and payable to your estate.
3.General Release and Waiver of Claims
As a material inducement to Accenture to enter into this Agreement and as part of the consideration for the payments and benefits offered to you as set forth in Section 2, to which you agree you are not otherwise entitled, you are expressly agreeing to the general release and waiver of claims in this Section 3 (the “General Release and Waiver of Claims”). Under this General Release and Waiver of Claims, you hereby forever release, waive and discharge Accenture LLP, its parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and all of their
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present and former directors, officers, partners, employees, representatives, fiduciaries, attorneys and agents (“Released Parties”) from any and all claims of any nature whatsoever, known or unknown which you now have, or at any time may have had, against the Released Parties up to and including the date you sign this Agreement (“Claims”). This General Release and Waiver of Claims includes, without limitation, any Claims related to your employment, your activities on behalf of Accenture and its predecessors, parents, subsidiaries, divisions and affiliates, the termination of your employment, Claims of wrongful discharge, Claims of discrimination, harassment, and/or retaliation under the common law or any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims relating to the Company’s intellectual property, confidential and proprietary information and trade secrets, Claims of misrepresentation, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever. This General Release and Waiver of Claims does not apply to (i) any Claims concerning a breach of this Agreement by Accenture or any benefits owed to you under this Agreement, (ii) any Claims related to any vested benefits under any employee benefit plan of Accenture, (iii) any Claims related to equity you hold as detailed on Exhibit C, (iv) any Claims arising after you sign this Agreement, or (v) any Claims that cannot be waived as a matter of law.
With respect to the Claims you are waiving herein and in the Supplemental Release, you are waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or government agency. You are also waiving any right to participate in any class, collective, or representative action against Accenture (including, but not limited to, in the capacity of class representative, absent class member or opt-in plaintiff) with regard to any Claims released in this Agreement and its General Release and Waiver of Claims. Nothing in this Agreement shall limit the rights of any government agency or your right of access to, cooperation or participation with any government agency, including without limitation, the United States Equal Employment Opportunity Commission.
4.Wage Payment
You agree that you have been paid for all salary, wages, bonuses, commissions and other forms of compensation due to you as of the date you sign this Agreement. As noted above, you will be paid your regular salary or wages through your Retirement Date, as well as any paid-time off due in accordance with Accenture’s policies, and you will also receive the payments and benefits specified in Section 2 hereof (the “Additional Benefits”), subject to the terms and conditions thereof.
5.Repayments and Forfeitures
You agree that you shall reimburse Accenture for the full amount of Additional Benefits you received if, other than as required or protected by whistleblower or other laws, you subsequently (i) disclose any of Accenture’s (or an Affiliate’s) trade secrets or (ii) violate any written covenants or agreements with Accenture or an Affiliate, including but not limited to non-compete and non-solicitation provisions in any employment or equity agreement. In addition, you shall forfeit any right to benefits under Section 2 that have not yet been paid. Accenture may take such further steps as it deems necessary or desirable to enforce the provisions of this
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subsection. As additional consideration for the Additional Benefits, you agree to inform Accenture’s General Counsel of your employment plans (whether full-time or part-time and for employment, consulting or board service work) for a period of 12 months following the Retirement Date.
6.Entire Agreement
This Agreement, including the Exhibits hereto, constitutes the full understanding and entire Agreement between you and Accenture and supersedes any other agreements of any kind, whether oral or written, formal or informal concerning the subject matter of this Agreement; provided, however, that you shall remain bound by and must comply with any continuing obligations to Accenture (or an Affiliate) for the respective applicable periods including, without limitation, those regarding non-solicitation, non-competition, confidentiality, intellectual property, and dispute resolution, and you must continue to comply with Accenture’s policies with respect to intellectual property and confidentiality. For the avoidance of doubt, the “Restricted Period” applicable to the restricted covenants contained in your Employment Agreement (“Employment Agreement”) and any equity grants you may have received during your employment shall not begin to run until the day following your Retirement Date. Restricted Period has the same meaning as defined in your Employment Agreement and equity grants. Nothing in this Agreement waives or modifies any agreement with or obligation to Accenture.
7.Non-Disparagement
You shall not make or cause to be made (whether directly or indirectly) any comments or statements (including to the press or media) about your termination, any of Accenture plc or its direct or indirect subsidiaries, or any individual whom you know or should reasonably know is one of their respective current or former officers or employees that disparage any such company, entity, and/or person or would reflect negatively on the applicable company, entity, and/or person.  This restriction applies even if you believe in good faith that the comments or statements are truthful.  For the avoidance of doubt, you remain at all times subject to your agreements with Accenture and Accenture’s policies regarding the disclosure of confidential and/or trade secret information. Accenture plc shall instruct each of Julie Sweet, Ellyn Shook, Joel Unruch and Manish Sharma not make or cause to be made (whether directly or indirectly) any comments or statements (including to the press or media) about you or your termination that would disparage or reflect negatively on you.
Notwithstanding the foregoing in this Section 7, the restrictions herein shall not apply if you are required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any information.  However, in such instances, except where prohibited by law, you shall promptly notify Accenture in writing so that Accenture may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement.  Moreover, nothing in this Agreement shall limit the rights of any government agency or your right of access to, cooperation or participation with any government agency, including without limitation, the Securities and Exchange Commission.
You acknowledge and agree that Accenture’s and its Affiliates’ remedy at law for any breach of this Section 7 would be inadequate and that for any breach of such covenants,
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Accenture and its Affiliates’ shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in Agreement, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining you from committing or continuing to commit any violation of your obligations. You agree that proof shall not be required that monetary damages for breach of your obligations would be difficult to calculate and that remedies at law would be inadequate.
8.Severability
The parties agree that, to the extent any portion of the General Release and Waiver of Claims or Supplemental Release may be held to be invalid or legally unenforceable by an agency or court of competent jurisdiction, the remaining portions of this Agreement and its General Release and Waiver of Claims and/or Supplemental Release shall not be affected and shall be given full force and effect.
9.Headings
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
10.Miscellaneous
This Agreement is binding upon and shall inure to the benefit of you, your heirs, administrators, representatives and executors and upon the successors and assigns of Accenture. You and Accenture agree that the failure of either party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way either party’s full right or ability to require performance of the same or any other provisions of this Agreement at any time thereafter.
11.Notice and Right to Consider
By signing this Agreement you acknowledge that:

(a)Among the claims you are releasing as set forth in paragraph 3 and in the Supplemental Release are any claims that you may have had under the Age Discrimination in Employment Act, as amended, arising on or before the date of this Agreement;
(b)You are advised in writing to review the General Release and Waiver of Claims and the Supplemental Release with an attorney of your choice before signing this Agreement;
(c)You have thoroughly reviewed and understand the effect of this Agreement, its General Release and Waiver of Claims, and the Supplemental Release before signing below;
(d)You are knowingly and voluntarily entering into this Agreement, including the Supplemental Release;
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(e)You have been given at least twenty-one (21) days from the date you receive this Agreement and the Supplemental Release to complete your review and sign each document and that if you sign prior to the expiration of the twenty-one (21) day period that you did so voluntarily.
(f)You understand that you will also have seven (7) days following your execution of this Agreement to change your mind and revoke the General Release and Waiver of Claims and, separately, seven (7) days following your execution of the Supplemental Release to change your mind and revoke the Supplemental Release (“Revocation Period”). You may do so by submitting a written notice of revocation to Accenture by electronic mail in the same manner as directed on the first page of this Agreement) no later than seven (7) days after the date you signed that document. If you revoke either the General Release and Waiver of Claims or the Supplemental Release you will not be entitled to any payments or benefits set forth in Section 2 or other benefit contingent upon the effectiveness of this Agreement.

12.Acknowledgement
By signing this Agreement, you agree and acknowledge that you have carefully read and fully understand all of its provisions and that you are voluntarily entering into this Agreement. By signing this Agreement you agree and acknowledge that you have not relied upon any promise, inducement, representation or statement, whether oral or in writing, made by Accenture or Accenture’s agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement, except as expressly set forth in this Agreement. By signing this Agreement, you acknowledge and agree to comply with your continuing and post-departure obligations to Accenture (or an Affiliate), including but not limited to any non-compete, non-solicitation, confidentiality, intellectual property provisions in your employment or equity agreement, and dispute resolution, as applicable.
13.Cooperation
You agree to cooperate fully with Accenture (and third parties at Accenture’s request) in connection with any dispute arising out of matters with which you were directly or indirectly involved while serving as a Managing Director of Accenture, at Accenture’s sole cost. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, Accenture and its legal counsel, maintaining the confidentiality of any past or future privileged communications with Accenture’s legal counsel (outside and in-house counsel), and making yourself available to testify truthfully by affidavit, in depositions, or in any other forum at the request of Accenture. You understand that the term “cooperate” is without regard for whether the information or testimony you provide is favorable or unfavorable to Accenture.

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Nothing in this Agreement is intended to prohibit you (with or without notice to Accenture) from reporting violations of U.S. federal or state laws or regulations to a relevant government agency or from making disclosures that are protected under U.S. federal and state whistleblower laws and regulations.
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If you wish to enter into this Agreement with Accenture, please sign and date below and return it to Accenture within the time period and as directed on the first page of this Agreement. You must also sign the Supplemental Release on or after your last day of employment.

We thank you for your service to Accenture and wish you the very best in the future.

/s/ Ellyn Shook
Ellyn Shook Chief Leadership and Human Resources Officer

I have reviewed the Agreement in its entirety. I understand its contents. I voluntarily agree to all of the terms and conditions of the Agreement.

/s/ Jimmy Etheredge	27-July-2023
Jimmy Etheredge	Date

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Exhibit A – Obligations

[Redacted]

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Exhibit B – Supplemental General Release and Waiver of Claims

[Redacted]

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Exhibit C – Outstanding Equity Awards

[Redacted]

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